EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of GSR Trust 2007-HEL1, Mortgage-Backed Notes, Series 2007-HEL1, comprising part of the Registration Statement (No. 333-139817) of GS Mortgage Securities Corp., on Form S-3 of our report dated March 1, 2007 relating to the consolidated financial statements of MBIA Insurance Corporation (“MBIA”), which is included in Exhibit 99 in MBIA’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
April 12, 2007